EXHIBIT 99.1

               IVAX Reports First Quarter 2005 Results;
                 Revenues up 15.6% to $491.6 Million;
Net Income $33.5 Million; EPS $0.12; 2005 Earnings Guidance Improved;
                   2006 Earnings Guidance Confirmed

    MIAMI--(BUSINESS WIRE)--April 28, 2005--IVAX Corporation (AMEX:IVX) (LSE:IVX.L) (WSE:IVX) reported first quarter 2005 net revenues of $491.6 million and gross profit of $202.8 million, 15.6% and 1.7% increases, respectively, over net revenues of $425.2 million and gross profit of $199.4 million in the first quarter 2004. Net income in the first quarter 2005 was $33.5 million. Earnings per share were $0.12 for the first quarter 2005. Net income in the first quarter 2004 was $42.3 million and EPS $0.16.
    IVAX' earnings per share in the first quarter 2005 were reduced by the impact of a recent accounting pronouncement relating to contingently convertible debt which resulted in approximately ten million additional IVAX shares considered outstanding. The EPS impact of the rule change will be almost entirely eliminated in future quarters as a result of the exchange offer we completed during the first quarter 2005.
    Neil Flanzraich, vice chairman and president of IVAX Corporation, said, "As announced previously, we anticipated lower earnings in the first quarter 2005 that would be followed by higher earnings later in the year. In fact, first quarter results exceeded our expectations, and we now believe that our earnings this year will be between the middle to upper end of our previously announced guidance range.
    "Our North American revenues in the first quarter 2005 increased 34.1% to $227.9 million from $170.0 million in 2004. Our U.S. generic business was the major contributor to this growth and promises to perform even better during the remainder of the year because of new product introductions.
    "Revenues from the sale of our branded products in North America also grew. Sales of QVAR(R), our CFC-free aerosol corticosteroid for asthma continued to increase. Our albuterol HFA product, launched December 2004, has moved into second place among albuterol HFA products in total prescriptions (TRx) and new prescriptions (NRx) and is the fastest growing of the albuterol HFA products. We believe that our albuterol HFA breath operated inhaler product, when approved, will permit us to obtain a significant part of the large albuterol inhaler market.
    "Our Latin American operations' first quarter 2005 revenues increased 18.1% to $87.2 million from $73.8 million in 2004. As with our U.S. generics business, we expect increased product launches during the remainder of 2005 to enhance our Latin American results. IVAX is also optimistic about our launch of Pediatrix Medical Group, Inc.'s (NYSE:PDX) proprietary StepOne(TM) Newborn Screening Program throughout Latin America, as announced earlier in the first quarter 2005. We believe this system for screening newborns for metabolic disorders will be a substantial growth driver for our Latin American operations this year, and in the future, and help raise the standard of healthcare to this region's children.
    "Our European operations' first quarter 2005 revenues were $180.4 million compared to $188.5 million in the first quarter 2004. In the first quarter 2004, IVAX received a $25.5 million collaboration payment in Europe and no such payment was received in 2005. Our generic businesses in Western Europe were affected by pricing pressures. Both these factors contributed to a lower consolidated gross profit margin in the first quarter 2005 as compared to the first quarter 2004. We expect our European business performance to improve during the next three quarters and beyond as a result of new generic launches, the continued growth of QVAR sales, and corporate-wide cost cutting efforts.
    "In the first quarter 2005, our operating expenses increased by approximately 13% compared to the same quarter last year. This increase included the cost of integration of recent acquisitions, professional fees related to Sarbanes-Oxley compliance, and continued R&D spending. First quarter 2005 selling expenses were 23% higher than in 2004. These increases are in part related to the costs of the sales teams we added with the acquisitions of Polfo Kutno, in Poland, and Medco and BTL, in Peru, and the U.S. launch of the albuterol HFA MDI. Additionally, in the first quarter 2005, IVAX had restructuring charges - particularly in Europe - related to increasing efficiencies. In the first quarter, we announced our intention to reduce operational costs in 2005. The success of our cost cutting efforts can be more clearly seen in IVAX having reduced its first quarter 2005 operating expenses below expenditures in the fourth quarter 2004.
    "IVAX also expects its new veterinary pharmaceutical subsidiary to become a strong growth driver in 2005 and beyond. This company is being formed by merging our highly successful veterinary medicine subsidiary, DVM Pharmaceuticals, Inc, with Phoenix Scientific, the industry's leading manufacturer of generic veterinary pharmaceutical products. The Phoenix Scientific acquisition is expected to close later this quarter.
    "For these reasons, and others, we confirm our 2005 earnings guidance of $0.76 - $0.86 per share and we believe that our earnings this year will be between the middle to upper end of this range. We also confirm our 2006 guidance of $1.35 - $1.55 per share and we remain confident that we will be granted a six-month period of marketing exclusivity for Zocor(R), with present U.S. brand sales of $4.6 billion, which we expect could add approximately $1.45 more per share to our 2006 earnings."
    IVAX will discuss first quarter 2005 results and other topics when it hosts a conference call and simultaneous webcast at 10 a.m. Eastern (Miami) Time. Interested parties can access the conference call by dialing 800-762-4832 from anywhere in the U.S. or by dialing 480-629-9557 from non-U.S. locations. To access and register for the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call and click on the webcast link on IVAX' home page.
    Replays of the conference call will be available starting at approximately 1:30 p.m. Eastern (Miami) Time on April 28th and will continue until May 4th. To listen to the replay of the conference call, dial 800-475-6701 and enter ID# 780219. Replays of the webcast via IVAX' website will also be available.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at http://www.ivax.com.
    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that there are uncertainties and matters beyond the control of management, as well as a variety of assumptions and estimates with respect to financial data, which if they do not occur, or prove to be incorrect, could affect IVAX' earnings expectations and IVAX may not, therefore, meet its guidance that the results for the year 2005 will be in a range of $0.76 to $0.86 per share, that the results will be at the middle or upper end of the range, that the results for the year 2006 will be in a range of $1.35 to $1.55 per share, or that a generic equivalent of Zocor(R) would add approximately $1.45 more per share to 2006 earnings; that earnings may not be higher later in 2005 than in the first quarter; that our U.S. generics business and our Latin American business may not perform better during the remainder of the year due to new product introductions, or at all; that our European business performance may not improve due to new generic launches, continued growth of QVAR(R) sales, corporate cost cutting, or at all; that IVAX may not increase the number of products in its generic portfolio; that IVAX may not receive approval of its pending ANDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not receive a six-month exclusivity period for its generic equivalent of Zocor(R), and even if it does, may not be alone on the market during any such period; the impact of competitive products and pricing, including the impact of "authorized generics"; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; the impact of FDA's or other administrative or judicial agency's decisions on exclusivity periods; competitors' ability to extend exclusivity periods past initial patent terms; that growth in any of the geographic areas in which IVAX operates may be less than anticipated; the difficulty of predicting the timeliness or outcome of product development efforts and the filing of regulatory applications; that IVAX may not receive final approval for HFA albuterol in its breath operated inhaler or that its launch will be delayed; that albuterol HFA in a breath operated inhaler may not obtain a significant part of the albuterol inhaler market; that market acceptance and demand for IVAX' respiratory products may not be as anticipated; that the launch of the StepOneTM Newborn Screening Program may be delayed or may not occur at all; that the collaboration with Pediatrix may not achieve the results expected; that the acquisition of Phoenix Scientific may be delayed or may not be consummated at all and that the acquisition may not provide the synergies or benefits anticipated; that the growth of IVAX' veterinary pharmaceutical subsidiary may be less than anticipated; and that IVAX may not be able to increase efficiency or reduce costs during the remainder of 2005. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation, including changes in accounting regulations; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Zocor(R) is a registered trademark of Merck & Co., Inc.


      IVAX Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
               (Unaudited)

Period Ended March 31,                              2005       2004
                                                ----------------------
(In thousands, except per share data)

Net revenues                                      $491,591   $425,191
Cost of sales (excludes amortization, which is
   presented below)                                288,829    225,785
                                                ----------------------
   Gross profit                                    202,762    199,406
                                                ----------------------
Operating expenses:
   Selling                                          75,322     61,371
   General and administrative                       36,886     36,506
   Research and development                         33,721     32,350
   Amortization of intangible assets                 6,746      5,505
   Restructuring costs                               1,548        633
                                                ----------------------
       Total operating expenses                    154,223    136,365
                                                ----------------------
Operating income                                    48,539     63,041
       Total other expense, net                     (3,600)   (10,315)
                                                ----------------------
Income before income taxes and minority interest    44,939     52,726
Provision for income taxes                          11,349     10,381
                                                ----------------------
Income before minority interest                     33,590     42,345
Minority interest                                      (44)        (4)
                                                ----------------------
Net income                                        $ 33,546   $ 42,341
                                                ======================

Earnings per common share:
  Basic                                           $   0.13   $   0.17
                                                ======================
  Diluted                                         $   0.12   $   0.16
                                                ======================

Weighted average number of common shares
 outstanding:
  Basic                                            261,118    246,343
                                                ======================
  Diluted                                          275,164    257,248
                                                ======================


       IVAX Corporation and Subsidiaries
     Condensed Consolidated Balance Sheets

                                                March 31, December 31,
                                                    2005      2004
                                                ----------------------
(In thousands)                                  (Unaudited)

Assets
------
Cash & cash equivalents                         $  337,734 $  391,988
Marketable Securities, short term                   71,668      6,058
Other current assets                             1,111,905  1,123,597
Property, plant and equipment, net                 592,583    604,647
Other assets                                     1,065,285  1,085,729
                                                ----------------------
   Total assets                                 $3,179,175 $3,212,019
                                                ======================

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt               $   61,048 $   60,145
Other current liabilities                          466,963    518,276
Long-term debt                                   1,058,555  1,057,843
Other long-term liabilities                         81,242     72,855
Minority interest                                   12,614     12,571
Shareholders' equity                             1,498,753  1,490,329
                                                ----------------------
   Total liabilities and shareholders' equity   $3,179,175 $3,212,019
                                                ======================


    IVAX Corporation and Subsidiaries
         Reportable Segment Data
               (Unaudited)

Period Ended March 31,                         Three Months
(In thousands)                               2005         2004
                                        --------------------------

North America
       External sales                      $226,634     $166,789
       Intersegment sales                       575        2,074
       Other revenues                           679        1,103
                                        --------------------------
       Net revenues - North America         227,888      169,966
                                        --------------------------

Europe
       External sales                       155,472      141,784
       Intersegment sales                    19,480       18,103
       Other revenues                         5,413       28,566
                                        --------------------------
       Net revenues - Europe                180,365      188,453
                                        --------------------------

Latin America
       External sales                        86,933       73,436
       Other revenues                           262          406
                                        --------------------------
       Net revenues - Latin America          87,195       73,842
                                        --------------------------

Corporate & other
       External sales                        13,562       11,556
       Intersegment sales                   (20,055)     (20,177)
       Other revenues                         2,636        1,551
                                        --------------------------
       Net revenues - Corporate &
        other                                (3,857)      (7,070)
                                        --------------------------

                                        --------------------------
Consolidated net revenues                  $491,591     $425,191
                                        ==========================

    CONTACT: IVAX Corporation, Miami
             David Malina, 305-575-6043
             Director/Investor Relations & Corporate Communications